Exhibit 10.1

DISTRIBUTION WAIVER AGREEMENT

BY AND AMONG

ENTERPRISE PRODUCTS PARTNERS L.P.,

EPCO HOLDINGS, INC.

AND

THE EPD UNITHOLDER

DATED AS OF NOVEMBER 22, 2010

DISTRIBUTION WAIVER AGREEMENT

DISTRIBUTION WAIVER AGREEMENT, dated as of November 22, 2010 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), on the one hand, and EPCO Holdings, Inc., a Delaware corporation (“EPCO Holdings”) and DFI Delaware Holdings, L.P., a Delaware limited partnership (the “EPD Unitholder”), on the other hand.

W I T N E S S E T H:

Whereas, the Partnership, Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), Enterprise GP Holdings L.P. (“Holdings”) and EPE Holdings, LLC (“Holdings GP”) are entering into an Agreement and Plan of Merger, dated as of September 3, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Holdings will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity, and (i) each outstanding limited partner unit of Holdings will be converted into the right to receive the merger consideration specified therein and (ii) the general partner interest owned by Holdings GP will be converted into the right to receive the merger consideration specified therein; and

Whereas, as of the date hereof, the EPD Unitholder is the record or direct owner, and following the Merger will continue to be the record owner, of Common Units representing limited partner interests of the Partnership (“EPD Units”); and

Whereas, the EPD Unitholder is an indirect, wholly owned subsidiary of EPCO Holdings, which also directly owns EPD Units;

Whereas, in connection with the transactions contemplated by the Merger, the Partnership and the EPD Unitholder and EPCO Holdings have agreed to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Designated Units (as hereinafter defined), and the execution and delivery of this Agreement is a condition to the closing of the Merger on the date hereof; and

Now Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1           Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.

“Designated Units” means the EPD Units subject to the terms of this Agreement, the applicable number of which for any applicable four-quarter period during the term of this

Agreement is specified in Section 2.1(b), and which are designated by the EPD Unitholder as such in its sole discretion in accordance with Section 2.1 of this Agreement, and any Replacement Units.

“Effective Date” means the effective date of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means Enterprise Products GP, LLC, a Delaware limited liability company, and any other successor as general partner of the Partnership as applicable from time to time, including EPE Holdings, LLC, a Delaware limited liability company, after giving effect to the Merger.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 8, 2005, as amended to date, and as may be amended hereafter from time to time, including the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached to the Merger Agreement, to be executed and delivered on the date hereof.  References to Sections of the Partnership Agreement used in this Agreement shall mean the Sixth Amended and Restated Agreement as executed and delivered on the date hereof.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Replacement Units” means any EPD Units designated by the EPD Unitholder pursuant to Section 5.1(b), by EPCO Holdings or any of its subsidiaries pursuant to Article 3 or by the Partnership pursuant to Section 5.3.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by the EPD Unitholder in connection with a bona fide credit agreement or loan.

“2011 Designated Units” means 30,610,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2012 Designated Units” means 26,130,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2013 Designated Units” means 23,700,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2014 Designated Units” means 22,560,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2015 Designated Units” means 17,690,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

ARTICLE 2

DESIGNATED UNITS; WAIVER OF DISTRIBUTIONS WITH RESPECT TO DESIGNATED UNITS

2.1           Designated Units; Waiver of Distributions with Respect to Designated Units.

(a)           Designated Units.  As soon as reasonably practicable after the date hereof, but in no event later than the earlier of (i) five Business Days after the date hereof or (ii) the next record date for distributions on EPD Units after the date of this Agreement, the EPD Unitholder agrees to designate specific EPD Units held in certificated or book-entry form as “Designated Units” subject to and in accordance with the terms of this Agreement.

(b)           Waiver of Distributions.  The EPD Unitholder hereby waives its right to receive distributions of Available Cash pursuant to Section 6.3 of the Partnership Agreement (“Distributions”) as follows:

(i)          the EPD Unitholder waives its right to receive Distributions paid during calendar year 2011 with respect to the 2011 Designated Units;

(ii)         the EPD Unitholder waives its right to receive Distributions paid during calendar year 2012 with respect to the 2012 Designated Units;

(iii)       the EPD Unitholder waives its right to receive Distributions paid during calendar year 2013 with respect to the 2013 Designated Units;

(iv)        the EPD Unitholder waives its right to receive Distributions paid during calendar year 2014 with respect to the 2014 Designated Units; and

(v)          the EPD Unitholder waives its right to receive Distributions paid during calendar year 2015 with respect to the 2015 Designated Units.

(c)           The EPD Unitholder agrees to use its best efforts to permit the Partnership and the transfer agent for the EPD Units to identify and designate the Designated

Units in order to give effect to the provisions of this Agreement.

2.2           Tax Matters with Respect to Designated Units.

(a)           Capital Account with Respect to Designated Units.  Subject to Section 2.2(c) of this Agreement, immediately prior to the transfer of a Designated Unit by the EPD Unitholder (other than a transfer to an Affiliate unless the General Partner elects to have this Section 2.2 apply), the Capital Account maintained for such Person with respect to its Designated Units will (A) first, be allocated to the Designated Units to be transferred in an amount equal to the product of (x) the number of such Designated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is also not a Designated Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Designated Units.  Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Designated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Designated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(b)           Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to the Partnership Agreement, shall be allocated to the Designated Units to the same extent as such items would be allocated if such Designated Units were Common Units then Outstanding that were not also Designated Units.  For the avoidance of doubt, Section 6.1(c)(iii) of the Partnership Agreement shall apply to Designated Units held by the EPD Unitholder and, for the purposes of that provision, the holders of Common Units of the Partnership that are not also Designated Units shall be treated as receiving distributions of cash that are greater than the amounts of cash distributed to the EPD Unitholder (on a per Unit basis) as a result of the distributions waived by the EPD Unitholder pursuant to Section 2.1 of this Agreement.

(c)           Special Provisions Relating to the Designated Units. The EPD Unitholder shall not be permitted to Transfer a Designated Unit other than as set forth in Section 5.1(a) until such time as the General Partner determines, based on advice of counsel, that the Designated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit.  In connection with the condition imposed by this Section 2.2(c), the General Partner shall take whatever steps are required to provide economic uniformity to the Designated Units in preparation for a Transfer of such Common Units, including the application of Sections 2.2(a) and 2.2(b) of this Agreement; provided, however, that no such steps may be taken that would have a material adverse effect on the other Unitholders of the Partnership holding Common Units.

ARTICLE 3

PERFORMANCE GUARANTEE BY EPCO HOLDINGS

EPCO Holdings hereby agrees that in the event any Designated Units (including, in any case, any EPD Units previously designated as Designated Units by EPCO Holdings or any of its subsidiaries pursuant to Article 3) are Transferred in violation of Section 5.1(a) or foreclosed or sold in connection with a bona fide loan pursuant to Section 5.1(a) (in each case as applied to the EPD Unitholder or to EPCO Holdings or any of its subsidiaries pursuant to this Article 3) (such Designated Units so Transferred, foreclosed or sold, the “Specified Units”), and the EPD Unitholder does not immediately designate other EPD Units owned by it to be Designated Units hereunder, EPCO Holdings shall immediately designate as Designated Units hereunder a number of EPD Units owned by it, or cause a subsidiary of EPCO Holdings to designate as Designated Units hereunder a number of EPD Units owned by it, equal to the number of Specified Units, and shall agree (or cause its subsidiary to agree, as applicable) to become bound to the terms of this Agreement with respect to such Designated Units to the same extent as the EPD Unitholder.  To the extent that EPCO Holdings and its subsidiaries do not own a sufficient number of EPD Units that are not Designated Units at such time upon such event to comply with the prior sentence, EPCO Holdings agrees to acquire or cause a subsidiary of EPCO Holdings to acquire a sufficient number of additional EPD Units to so comply and to designate such EPD Units as Designated Units in accordance with this Agreement.  The foregoing shall not relieve the EPD Unitholder from any of its obligations under this Agreement or any liabilities to the Partnership for any damages or losses suffered by the Partnership as a result of the EPD Unitholder’s breach of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the EPD Unitholder and EPCO Holdings.  The EPD Unitholder and EPCO Holdings (except to the extent otherwise provided herein) each hereby represents and warrants to the Partnership as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action.  EPD Unitholder and EPCO Holdings each has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the EPD Unitholder and EPCO Holdings of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by EPD Unitholder and EPCO Holdings and no other actions or proceedings on the part of EPD Unitholder or EPCO Holdings to authorize the execution and delivery of this Agreement, the performance by EPD Unitholder or EPCO Holdings of the obligations hereunder or the consummation of the transactions contemplated hereby are required.  This Agreement has been duly executed and delivered by EPD Unitholder and EPCO Holdings and, assuming the due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding agreement of EPD Unitholder and EPCO Holdings, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)           Ownership. EPD Unitholder legally owns the EPD Units to be designated as Designated Units, and each Designated Unit owned by EPD Unitholder from the date hereof through and on the date this Agreement is terminated pursuant to Section 6.1 will be legally owned by EPD Unitholder.

(c)           No Violation.  Neither the execution and delivery of this Agreement by EPD Unitholder or EPCO Holdings nor the performance by EPD Unitholder or EPCO Holdings of its obligations under this Agreement will (A) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the EPD Units to be designated as Designated Units, owned by EPD Unitholder or EPCO Holdings or any of its subsidiaries, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to EPD Unitholder, EPCO Holdings or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which EPD Unitholder, EPCO Holdings or any of its subsidiaries is a party or by which EPD Unitholder or EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets may be bound, (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to EPD Unitholder, EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets or, (C) result in a violation or breach of or conflict with its organizational and governing documents of it or any of its subsidiaries.

(d)           Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by EPD Unitholder or EPCO Holdings in connection with EPD Unitholder’s or EPCO Holdings’ execution, delivery and performance of this Agreement or the consummation by EPD Unitholder or EPCO Holdings of the transactions contemplated hereby, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e)           Reliance by the Partnership.  The EPD Unitholder and EPCO Holdings each understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon EPD Unitholder’s and EPCO Holdings’ execution and delivery of this Agreement and the representations, warranties, covenants and obligations of each of EPD Unitholder and EPCO Holdings contained herein.

4.2           Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to the EPD Unitholder and EPCO Holdings that the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enterprise Products GP, LLC, the general partner of the Partnership.

ARTICLE 5

OTHER COVENANTS

5.1           Prohibition on Transfers; Other Actions.

(a)           Within any period during which EPD waives Distributions with respect to a Designated Unit pursuant to Section 2.1, the EPD Unitholder hereby agrees not to (i) Transfer any Designated Unit, beneficial ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, EPD Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any pledges or security interests relating to existing or future bona fide loans to EPD Unitholder that do not affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement.  Any Transfer in violation of this provision shall be null and void.

(b)           In the event of any Transfer resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any bona fide loans to EPD Unitholder, EPD Unitholder hereby agrees to designate immediately an equal number of EPD Units to constitute the Designated Units required to be owned by it hereunder.  To the extent EPD Unitholder does not own a sufficient number of EPD Units that are not Designated Units, to comply with its obligations under the prior sentence, at such time upon such event, EPD Unitholder agrees to acquire a sufficient number of additional EPD Units to so comply as promptly as practicable, and to designate such EPD Units as Designated Units in accordance with this Agreement.

5.2           Further Assurances.  From time to time, at the other party’s request and without further consideration, the parties hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

5.3           Set Off.  In the event that EPD Unitholder or EPCO Holdings fails to own and to designate or cause to be designated EPD Units as Designated Units in accordance with this Agreement, the Partnership shall be entitled to designate and to withhold distributions paid with respect to any other EPD Units owned by the EPD Unitholder or EPCO Holdings up to an amount equal to the distributions payable with respect to the number of EPD Units required to be designated as Designated Units in accordance with this Agreement.  The foregoing in this Section 5.3 shall be in addition to any other remedies available to the Partnership and shall not limit the Partnership’s remedies for any other damages or losses incurred by it in connection with such breach by the EPD Unitholder or EPCO Holdings.

ARTICLE 6

MISCELLANEOUS

6.1           Termination.  This Agreement shall remain in effect until the earliest to occur of (i) January 1, 2016 and (ii) the written agreement of the EPCO Holdings, EPD Unitholder and the Partnership to terminate this Agreement.  After the occurrence of such applicable event, all rights and obligations of the parties hereto under this Agreement shall terminate and be of no further force or effect, except the provisions of Section 2.2 shall survive such termination until satisfaction of the conditions imposed by Section 2.2(c) with respect to each Designated Unit.  Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

6.2           No Ownership Interest.

(a)           Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to any Designated Unit.  All rights, ownership and economic benefit relating to the Designated Units shall remain vested in and belong to the EPD Unitholder, and the Partnership shall have no authority to direct the EPD Unitholder in the voting or disposition of any of the Designated Units, except as otherwise provided herein.

6.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service.  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, to:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck

If to the EPD Unitholder or EPCO Holdings, to:

1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Enterprise Products Company
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Chief Legal Officer

6.4           Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers.  It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

6.5           Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.6           Entire Agreement.  This Agreement and the Partnership Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

6.7           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party.

(c)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the Partnership, the EPD Unitholder and EPCO Holdings.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership, the EPD Unitholder and EPCO Holdings.

6.9           Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.10        Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

6.11         Action by the Partnership.  No waiver, consent or other action by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Audit, Conflicts and Governance Committee of the General Partner’s board of directors.

6.12         Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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In Witness Whereof, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Partnership:

ENTERPRISE PRODUCTS PARTNERS L.P.

By: ENTERPRISE PRODUCTS GP, LLC,
its general partner

By:	/s/ Michael A. Creel
Name:	Michael A. Creel
Title:	President and Chief Executive Officer

Signature Page to Distribution Waiver Agreement

EPD Unitholder:

DFI DELAWARE HOLDINGS, L.P.

By: DFI DELAWARE GENERAL, LLC,
its general partner

By:	/s/ Darryl E. Smith
Name:	Darryl E. Smith
Title:	Manager

EPCO Holdings:

EPCO HOLDINGS, INC.

By:	/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	President and Chief Executive Officer

Signature Page to Distribution Waiver Agreement